Exhibit 10.10

Amendment 2021 to the LTPP 2018

Due to the changes in the capital structure of the Company1, the Compensation Committee proposes and the Board of Directors of the Company approves the following amendments to the LTPP 2018 and the following adjustments to the terms of the Awards outstanding under the LTPP 2018:

1.	Amendment to LTPP 2018

1.1.	Section 1: Definitions

Share	shall mean a registered common share of the Company with a nominal value of CHF 0.10 (class A share).

1.2.	Section 5.1: Option Terms

Exercise Price     The Exercise Price shall be set at USD 0.11

Any other rules of the LTPP 2018 remain unchanged and shall continue to apply.

2.	Adjustment of Awards outstanding under the LTPP 2018

2.1.	Background

The share capital increase by an increase of the nominal value of the Class A Shares of the Company from CHF 10.00 to CHF 125.00 per share, and the subsequent share split whereby one registered share is split into 1,250 registered shares, i.e. one Class A Share with a nominal value of from CHF 125.00 is split into 1,250 Class A Shares with a nominal value of CHF 0.10 each, requires an adjustment of the Awards by the factor 1,250.

2.2.	Options

The number of Options granted but not yet exercised under the LTPP 2018 shall be amended as follows:

1 option (granted) = 1,250 options (adjusted)

Furthermore, the Exercise Price of the granted Option shall be amended as follows:

Exercise Price CHF 10 = Exercise Price USD 0.11 (adjusted)

[1]	Capitalized terms used in this amendment but not defined herein shall have the respective meaning assigned to such terms in the LTPP 2018.

2.3.	Phantom Shares

The number of Phantom Shares granted but not yet settled under the LTPP 2018 shall be amended as follows:

1 Phantom Share (granted) = 1,250 Phantom Shares (adjusted)

Zurich, August 22, 2021

/s/ David Allemann	/s/ Caspar Coppetti
David Allemann	Caspar Coppetti
Co-Chairman of the Board of Directors	Co-Chairman of the Board of Directors

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